                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )
Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              MARSHALL INDUSTRIES
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                        EL MONTE, CALIFORNIA 91731-2895

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  The Annual Meeting of Shareholders (the "Annual Meeting") of Marshall Industries (the "Company") will be held at the office of the Company, 9320 Telstar Avenue, El Monte, California, on October 20, 1998 at 9:00 a.m., local time, for the following purposes:

    1. To elect directors for the year. Gordon S. Marshall, Robert Rodin, Richard D. Bentley, Richard C. Colyear, Jean Fribourg, Lathrop Hoffman, Jose Menendez, Raymond G. Rinehart and Howard C. White have been nominated for election as directors.

    2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending May 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on August 24, 1998 are entitled to notice of, and to vote at, the Annual Meeting.

  If you do not plan to attend personally, please promptly sign and return the enclosed proxy in the accompanying envelope. Your proxy is solicited on behalf of the Board of Directors of the Company. It is necessary to have a majority of all outstanding shares represented at the Annual Meeting in order to transact official business. A proxy statement is set forth on the following pages.

                                          By Order of the Board of Directors

                                          GORDON S. MARSHALL
                                          Chairman

August 31, 1998

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                        EL MONTE, CALIFORNIA 91731-2895

                               ----------------

                                PROXY STATEMENT

                      MAILED ON OR ABOUT AUGUST 31, 1998

                               ----------------

  The accompanying proxy is solicited on behalf of the Board of Directors of Marshall Industries (the "Company") for use at the Annual Meeting of Shareholders on October 20, 1998 (the "Annual Meeting") or any adjournment thereof, and the expense of such solicitation will be borne by the Company. Proxies properly executed and received by the Company prior to the Annual Meeting, and not revoked, will be voted.

  A shareholder giving a proxy has the power to revoke it at any time prior to its use by filing with the Secretary of the Company at the address above a written revocation or a proxy bearing a later date, or if personally present at the Annual Meeting, by electing to vote in person.

  The holders of Common Stock of record on the books of the Company at the close of business on August 24, 1998 (the "Record Date") are eligible to vote at the Annual Meeting. On that date, there were 16,616,364 shares outstanding. Each shareholder is entitled to one vote for each share owned. A shareholder is entitled to cumulate votes for the election of directors (that is, cast for any one or more candidates a number of votes equal to the number of the shareholder's shares multiplied by the number of directors to be elected). However, no shareholder may cumulate votes for the election of directors unless the names of such candidates have been placed in nomination prior to the voting, and the shareholder has given notice of the shareholder's intention to cumulate votes at the Annual Meeting prior to the voting. If any one shareholder has given such notice, each shareholder may cumulate his votes and give one candidate all of such shareholder's votes or distribute such shareholder's votes among as many candidates as such shareholder sees fit. If any shareholder elects cumulative voting, the proxyholders are authorized in their discretion to vote their proxies cumulatively.

  A majority of the outstanding shares of the Company's Common Stock as of the Record Date, represented in person or by proxy, will constitute a quorum at the Annual Meeting. In determining the shares present, shares with respect to which authority to vote is withheld, abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter will be included. Broker shares that are not voted on any matter will not be included in determining the shares present. The election of each director and the approval of any other matter submitted to a vote of the shareholders requires the affirmative vote of a majority of the shares voting. In determining the number of shares voting on the election of directors, the ratification of the appointment of the Company's independent auditors, or any other matter submitted to a vote of the shareholders, shares with respect to which authority is withheld, abstentions and broker shares that are not voted will not be included. Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

  The solicitation of proxies for the Annual Meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the Annual Meeting, additional solicitation may take place by telephone, telegraph and personal interview by employees of the Company. No such employee will receive additional compensation for such services. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies on its behalf for a fee of approximately $5,000, plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

  At present, the Bylaws of the Company provide that the Board of Directors will be composed of between seven and thirteen directors, with the exact number of directors to be set from time to time by the Board of Directors or the shareholders. The Board of Directors, in October 1994, established the present number of directors at nine. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nine nominees shown below for a term of one year and until their successors are duly elected and qualified. All of the nominees have consented to being named in this Proxy Statement and to serve as directors if elected. Although it is not contemplated that any of the nominees will subsequently decline or be unable to serve as a director, in either event, the proxies will be voted by the proxyholders for such other persons as may be designated by the present Board of Directors.

  The following table sets forth certain information as of July 31, 1998 with respect to those persons who are nominees for re-election as directors of the Company, each of whom, if elected, will serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

                                                            SHARES OF COMMON
                                                           STOCK BENEFICIALLY
                                                                OWNED(1)
                                                           ---------------------
                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL   PERCENT
             NAME           AGE         POSITION           OWNERSHIP    OF CLASS
             ----           ---         --------           ----------   --------
   Gordon S. Marshall......  78 Chairman of the Board       284,030       1.7%
   Robert Rodin............  44 Director, President and     123,500(2)     *
                                 Chief Executive Officer
   Richard D. Bentley......  58 Director and Executive       17,084        *
                                 Vice President
   Richard C. Colyear......  59 Director                      2,000        *
   Jean Fribourg...........  53 Director                        500        *
   Lathrop Hoffman.........  73 Director                      4,200(3)     *
   Jose Menendez...........  61 Director                        500        *
   Raymond G. Rinehart.....  76 Director                      4,300(4)     *
   Howard C. White.........  57 Director                      1,800(5)     *

--------
 * Represents less than 1%.

(1) Except as provided under state community property laws and unless otherwise indicated, each nominee has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes 95,000 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1998.

(3) Includes 200 shares held by Mr. Hoffman's wife.

(4) Includes 2,700 shares held in a revocable trust for which Mr. Rinehart is the trustee.

(5) Includes 400 shares which are held in the retirement account of Mr. White's wife.

  Mr. Marshall is the founder of the Company and has been its Chairman of the Board since October 1954 and was Chief Executive Officer of the Company until April 1994. Additionally, he served as President of the Company from April 1982 to June 1992. Mr. Marshall is also a member of the Board of Amistar Corporation.

  Mr. Rodin has served as a director of the Company since October 1992. He has been the President since June 1992 and Chief Executive Officer of the Company since April 1994. He joined the Company in 1983 and was promoted to Vice President in October 1988 and Senior Vice President in August 1989.

  Mr. Bentley has served as a director of the Company since October, 1992. He has been Executive Vice President of the Company since August 1989. He joined the Company in 1978 and was promoted to Vice President in October 1986 and Senior Vice President in April 1988.

  Mr. Colyear has served as a director of the Company since August 1991. Since 1989 Mr. Colyear has been President of Colyear Development Corporation, a privately held real estate firm which develops and operates both office and industrial properties. From 1967 to 1989, Mr. Colyear was employed by Security Pacific National Bank in various capacities, including First Vice President, in connection with its commercial lending activities.

  Mr. Fribourg has served as a director since October 1994 and since 1992 has been the Chief Executive Officer of Sonepar Electronique International (SEI), one of the largest electronic components distributors in Europe, and is a member of the Executive Boards of SEI and Sonepar Distribution. During the last ten years, Mr. Fribourg has held several management and executive positions with Sonepar and SEI, including SEI Country Manager (Spain) and Sonepar Distribution Country Manager (Spain and Portugal).

  Mr. Hoffman has served as a director since August 1984. For more than 25 years, Mr. Hoffman, through several corporations, has and continues to own and operate automobile dealerships in Southern California including Acura, General Motors, Honda, Isuzu and Saturn. Mr. Hoffman is also Chairman of the Board of Granite State Bank (formerly The Bank of Monrovia) in Monrovia, California.

  Mr. Menendez has served as a director since October 1994 and has been the Chairman of the Executive Boards of SEI and Sonepar since 1990 and 1991, respectively. Mr. Menendez also has held the position of Managing Director and since 1992 has been a member of the Executive Board of Sonepar, S.A. Mr. Menendez has held management and executive positions with the Sonepar companies for over twenty years.

  Mr. Rinehart has been a director of the Company since 1982. Mr. Rinehart formerly served as Chairman of the Executive Committee of the Board of Directors, Chairman of the Board, President and Chief Executive Officer of Clow Corporation. For more than the last 5 years, Mr. Rinehart has been the Chairman of the Board of RGR Enterprises, and is a director of Goshen Rubber Co.

  Mr. White has been a director since January 1992. From 1965 to 1991, Mr. White was associated with the international accounting and consulting firm of Andersen Worldwide. Until his retirement in 1991, Mr. White was Managing Director of Finance for Arthur Andersen's worldwide business unit and had also served as Managing Partner, Accounting, Audit and Financial Consulting Practice, Los Angeles/Southern California, Hawaii and Nevada. Mr. White is currently President of White & White LLC, a financial and business consulting services company.

COMMITTEES

  Among the committees created by the Board of Directors are an Audit Committee and a Stock Option and Compensation Committee (the "Compensation Committee"). The Board has not designated a nominating committee. The members of the Audit Committee are Richard C. Colyear, Lathrop Hoffman, Raymond G. Rinehart and Howard C. White. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to (i) the engagement or re-engagement of an independent accounting firm to audit the

Company's financial statements for the then current fiscal year, and the terms of such engagement; (ii) the Company's policies and procedures for maintaining the Company's books and records and furnishing information to the independent auditors; (iii) the procedures to encourage access to the Audit Committee and to facilitate the timely reporting during the year of the Company's independent auditors' recommendations and advice to the Audit Committee; (iv) the implementation by management of the independent auditors' recommendations and advice; (v) the implementation by management of the recommendations made by the independent auditors in its annual management letter; (vi) the adequacy and implementation of the Company's internal accounting controls and the adequacy and competency of the related personnel; and (vii) such other matters relating to the Company's financial affairs and accounts as the Audit Committee may in its own discretion deem desirable. One Audit Committee meeting was held during the last fiscal year.

  The Compensation Committee members are Richard C. Colyear, Lathrop Hoffman, Raymond G. Rinehart and Howard C. White. The Compensation Committee recommends changes in employees' salaries, incentives, pensions, savings plans and other fringe benefits to the Board, and administers the Company's stock option plans. As administrator of the stock option plans, the Committee determines which employees are eligible for participation in the plans, designates the optionees and, within the restrictions of each particular plan, determines the terms of the grant and exercise of options under the plans. The Compensation Committee also makes recommendations from time to time to the Board of Directors regarding possible modifications or amendments of the Company's stock options plans. The Compensation Committee held four meetings during the last fiscal year.

  The Board of Directors held a total of eight meetings during the last fiscal year. Each director attended all of the meetings of the Board and the Committees on which he served, except for Mr. Menendez who attended all but three Board of Directors meetings, and Mr. Rinehart who attended all but one Board of Directors meetings and all but one Compensation Committee meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based on its review of copies of Forms 3, 4 and 5 filed by the officers and directors of the Company with the Securities and Exchange Commission, the Company believes that all such Forms required to be filed with respect to the fiscal year ended May 31, 1998 were timely filed pursuant to Section 16 of the Securities Exchange Act.

REMUNERATION OF DIRECTORS

  Directors who are employees receive no additional compensation for servicing as directors. Except for Mr. White, all non-employee directors receive monthly retainers of $1,500. As Chairman of the Compensation Committee, Mr. White receives a monthly retainer of $2,000. In addition, all non-employee directors received $1,500, increased to $3,000 as of January 1998, for each of the four basic meetings per year requiring attendance. Additional meetings are not compensated. During fiscal year 1998, all directors who are neither employees of the Company or its strategic business partners, Messrs. Colyear, Hoffman, Rinehart and White were each granted an option to purchase 5,000 shares of Common Stock at an exercise price of $29.75. The options are exercisable in four equal and successive annual installments, with the first such installment to become exercisable one year after the grant date of January 20, 1998, and expire 10 years from the date of grant.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information as of July 31, 1998 with respect to each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, and share ownership by all executive officers and directors of the Company as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP(1)      CLASS
     ------------------------------------          ----------------- ----------
     The Prudential Insurance Company of America..     1,606,750(2)     9.7%
      751 Broad Street
      Newark, New Jersey 07102
     Strong Capital Management, Inc...............     1,383,383(3)     8.3%
      100 Heritage Reserve
      Menomonee Falls, Wisconsin 53051
     First Pacific Advisors, Inc..................     1,324,800(4)     8.0%
      11400 West Olympic Blvd
      Suite 1200
      Los Angeles, California 90064
     Royce & Associates, Inc. ....................     1,068,300(5)     6.4%
      1414 Avenue of the Americas
      New York, NY 10019
     Pioneering Management Corporation............       920,600(6)     5.5%
      60 State Street
      Boston, MA 02109
     All executive officers and directors
      as a group (10 persons).....................       482,664(7)     2.9%

--------
(1) Except as provided under state community property laws and unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

(2) Pursuant to a Schedule 13G dated February 10, 1998 and filed with the Securities and Exchange Commission, The Prudential Insurance Company of America reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from The Prudential Insurance Company of America, the Company believes that on July 31, 1998, it had sole voting and dispositive power with respect to 1,071,000 shares and shared voting and dispositive power with respect to 535,750 additional shares.

(3) Pursuant to a Schedule 13G dated February 16, 1998 and filed with the Securities and Exchange Commission, Strong Capital Management, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from Strong Capital Management, Inc., the Company believes that on July 31, 1998, it had sole voting power with respect to 1,216,550 shares and sole dispositive power with respect to 1,383,383 shares.

(4) Pursuant to a Schedule 13G dated February 10, 1998 and filed with the Securities and Exchange Commission, First Pacific Advisors, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from First Pacific Advisors, Inc. the Company believes that on July 31, 1998, it had shared voting power with respect to 364,700 shares and shared dispositive power with respect to 1,324,800 shares.

(5) Pursuant to a Schedule 13G dated February 5, 1998 and filed with the Securities and Exchange Commission, Royce & Associates, Inc. reported beneficial ownership of over 5% of the Company's Common Stock.

   Based on information subsequently obtained from Royce & Associates, Inc., the Company believes that on July 31, 1998, it had sole voting and dispositive power with respect to 1,068,300 shares.

(6) Pursuant to a Schedule 13G dated March 25, 1998 and filed with the Securities and Exchange Commission, the Pioneering Management Corporation reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from Pioneering Management Corporation, the Company believes that on July 31, 1998, it had sole voting and dispositive power with respect to 920,600 shares.

(7) Includes 133,750 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1998.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information as of July 31, 1998 with respect to those persons who are executive officers of the Company.

                                                            SHARES OF COMMON
                                                           STOCK BENEFICIALLY
                                                                OWNED(1)
                                                           ---------------------
                                                           AMOUNT AND
                                                           NATURE OF
                                                           BENEFICIAL   PERCENT
             NAME           AGE         POSITION           OWNERSHIP    OF CLASS
             ----           ---         --------           ----------   --------
   Gordon S. Marshall......  78 Chairman of the Board       284,030       1.7%
   Robert Rodin............  44 President and Chief         123,500(2)     *
                                 Executive Officer
   Richard D. Bentley......  58 Executive Vice President     17,084        *
   Henry W. Chin...........  51 Vice President, Finance,     44,750(3)     *
                                 Chief Financial Officer
                                 and Secretary

--------
 * Represents less than 1%.

(1) Except as provided under state community property laws and unless otherwise indicated, each executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes 95,000 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1998.

(3) Includes 38,750 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1998.

  Mr. Marshall is the founder of the Company and has been its Chairman of the Board since October 1954, and was Chief Executive Officer of the Company until April 1994. Additionally, he served as President of the Company from April 1982 to June 1992. Mr. Marshall is also a member of the Board of Amistar Corporation.

  Mr. Rodin has been the President since June 1992 and Chief Executive Officer of the Company since April 1994. He joined the Company in 1983 and was promoted to Vice President in October, 1988 and Senior Vice President in August, 1989.

  Mr. Bentley has been Executive Vice President of the Company since August 1989. He joined the Company in 1978 and was promoted to Vice President in October 1986 and Senior Vice President in April 1988.

  Mr. Chin has served as the Vice President and Chief Financial Officer of the Company since October 1991. He joined the Company as Corporate Controller in November 1984 and was promoted to Vice President in August 1989. Mr. Chin is a Certified Public Accountant.

  Each officer serves at the pleasure of the Board and, unless earlier removed, is elected annually for a one year term.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides certain summary information concerning the compensation for the last three fiscal years of the Chief Executive Officer and each of the other executive officers of the Company (the "named executive officers").

                                      ANNUAL               LONG-TERM
                                 COMPENSATION(1)        COMPENSATION(2)
                               --------------------   -------------------
  NAME AND PRINCIPAL    FISCAL           INCENTIVE       STOCK OPTIONS        ALL OTHER
       POSITION          YEAR   SALARY  PAYMENTS(3)   (NO. OF OPTIONS)(4) COMPENSATION(5)(6)
  ------------------    ------ -------- -----------   ------------------- ------------------
Gordon S. Marshall(7)..  1998  $555,000  $ 84,816              --              $ 4,800
 Chairman of the Board   1997   542,500   153,630              --                4,750
                         1996   525,000   240,698              --                3,731

Robert Rodin(7)........  1998   837,503   222,872(8)        65,000               5,930
 President and Chief     1997   750,000   313,846(8)           --               58,784(9)
 Executive Officer       1996   645,833   279,747           50,000               5,642


Richard D. Bentley ....  1998   361,000    55,169              --                9,720
 Executive Vice          1997   361,000   102,932              --               29,374(9)
 President               1996   361,000   165,504              --                9,058

Henry W. Chin..........  1998   253,702    87,845(8)        15,000               5,657
 Vice President,         1997   239,000    93,144(8)        15,000              22,315(9)
 Finance, Chief          1996   225,000   101,625              --                5,756
 Financial Officer and
 Secretary

--------
(1) The amounts included in this column for each of the named executive officers do not include the value of certain perquisites which in the aggregate did not exceed the lower of $50,000 or 10% of each named executive's aggregate fiscal 1996, 1997 or 1998 salary and bonus compensation.

(2) The Company did not make any payments or awards that would be classifiable under the "Restricted Stock Award" and "LTIP Payout" columns otherwise required to be included in the table by the applicable Securities and Exchange Commission ("SEC") disclosure rules.

(3) The Company has a profit sharing plan in which all full-time employees are participants and is based on the Company's pre-tax profits. Under this profit sharing plan, the Company's officers can earn up to 80% of their base salaries as incentive compensation.

(4) Represents shares of stock underlying options granted under the Marshall Industries 1992 Stock Option Plan (the "1992 Stock Option Plan"). There were no individual grants of stock options in tandem with stock appreciation rights ("SAR's") or freestanding SAR's made during the fiscal years ended May 31, 1996, 1997 or 1998 to the above-named executive officers.

(5) Includes amounts contributed by the Company under the Marshall Industries Tax Deferred Profit Sharing Plan which provides for participation by any employee of Marshall who has completed six months of employment. Each participant may defer from 2% to 12% of his earnings each payroll period, the amount of which is placed by the Company in a nonforfeitable, fully vested account on the employee's behalf. Under the tax laws, the maximum amount which can be deferred for calendar years 1996, 1997 and 1998 were $9,500, $9,500 and $10,000, respectively. The Company contributes quarterly an amount equal to 50% of the employee's contributions in the quarter up to a maximum amount equal to 3% of the employee's earnings in the quarter. The vesting for the Company's contributions is at 20% for each year of service with the Company. The employer contributions for fiscal 1998 for Messrs. Marshall, Rodin, Bentley and Chin were $4,800, $4,800, $5,000 and $4,637, respectively.

(6) In 1992, the Board authorized increased amounts of life insurance for Messrs. Rodin, Bentley and Chin at a total annual premium cost of approximately $7,000. In addition, because the annual premium for a $1,000,000 insurance policy on Mr. Marshall's life would be $70,000 to $80,000, it was deemed preferable to provide a widow's benefit of $200,000 per year to Mrs. Marshall if she survives Mr. Marshall. The present value of that benefit on an actuarial basis is less than $400,000.

(7) See Certain Relationships and Related Transactions.

(8) In addition to his participation in the Company's profit sharing plan, the Board of Directors awarded Mr. Rodin discretionary bonuses of $100,000 for fiscal years 1997 and 1998. Mr. Rodin's bonuses were paid in the fiscal year awarded. In addition, Mr. Chin was awarded a $25,000 and $50,000 discretionary bonus for fiscal years 1997 and 1998, respectively. The amount listed for fiscal 1997 reflects the $25,000 bonus earned but not paid until fiscal 1998. The amount listed for fiscal 1998 reflects the $50,000 bonus awarded and paid in fiscal 1998.

(9) During fiscal 1997 the Company amended its vacation policy. In connection with the change in policy, all employees with vacation accrued in excess of the maximum were given a one time excess vacation payment. Messrs. Rodin, Bentley and Chin received $52,904, $19,904, and $17,124, respectively.

STOCK OPTION PLANS

  Under the outstanding option agreements under the Company's stock option plans, if there is a change in control of the Company (as defined in the plans), all options become immediately exercisable.

STOCK OPTION GRANTS IN LAST FISCAL YEAR


  The following table provides information with respect to the stock option grants made during the 1998 fiscal year under the Company's stock option plans to the named executive officers:

                                         INDIVIDUAL GRANTS                POTENTIAL REALIZABLE
                            --------------------------------------------    VALUE AT ASSUMED
                                          % OF TOTAL                        ANNUAL RATES OF
                              NUMBER OF    OPTIONS                            STOCK PRICE
                             SECURITIES   GRANTED TO                          APPRECIATION
                             UNDERLYING   EMPLOYEES  EXERCISE               FOR OPTION TERM
                               OPTIONS    IN FISCAL  OR BASE  EXPIRATION ----------------------
                            GRANTED(1)(2)    YEAR    PRICE(3)    DATE      5%(4)      10%(4)
                            ------------- ---------- -------- ---------- ---------- -----------
   Robert Rodin............    65,000         26%    $35.0625  11/25/17  $3,767,887 $13,052,650
   Henry W. Chin...........    15,000          6%     35.625   10/21/07     335,925     851,625

--------
(1) Represents options to purchase shares of Common Stock granted under the 1992 Stock Option Plan. The grant date for Messrs. Rodin and Chin was November 25, 1997 and October 21, 1997, respectively. Mr. Chin's options will become exercisable in four equal and successive annual installments, with the first such installment to become exercisable one year after the grant date. Mr. Rodin's stock option grant will become exercisable ten years after the grant date with a twenty-year option period. The vesting of Mr. Rodin's options will be accelerated upon the successful staffing of certain senior management positions to the satisfaction of the Committee and the Chairman of the Board.

(2) Under the terms of the Company's stock option plans, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice options.

(3) At fair market value at date of grant.

(4) Represents gain that would be realized assuming the options were held for the entire twenty-year option period with respect to Mr. Rodin's stock option grant and the entire ten-year option period with respect to Mr. Chin's stock option grant and the stock price increased at annual compounded rates of 5% and 10%.

   Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table provides information concerning the exercise of stock options during the 1998 fiscal year by each of the named executive officers and the fiscal year-end value of their unexercised options.

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          NUMBER OF             OPTIONS AT FISCAL YEAR    IN-THE-MONEY OPTIONS AT
                           SHARES    AGGREGATE            END               FISCAL YEAR END(1)
                         ACQUIRED ON   VALUE   ------------------------- -------------------------
          NAME            EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- --------- ----------- ------------- ----------- -------------
Gordon S. Marshall......     --         --            0             0     $      0    $        0
Robert Rodin............     --         --       95,000       210,000      787,625     2,032,500
Richard D. Bentley......     --         --            0       120,000            0     2,032,500
Henry W. Chin...........     --         --       38,750        31,250      427,109        37,579

--------
(1) Based on the fair market value of the shares or $30.9375 per share on the last day of the fiscal year less the exercise price payable for such shares.

EMPLOYEE AGREEMENTS

  The Company has entered into Change In Control Agreements with its executive officers, Messrs. Marshall, Rodin, Bentley and Chin. Each of these agreements provides that should there be a "change in control" (as defined), and the officer's employment is terminated within twenty four months of any change in control either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a material reduction in, or shift in the composition of, his compensation or the officer is required to be based at any office or location more than thirty miles from the Company's corporate headquarters immediately preceding the change in control, then upon termination, the officer would be entitled to receive cash compensation subject to a non-compete provision. Mr. Marshall's agreement provides for a one-time cash payment equal to the product of five times the greater of the compensation for the last full calendar year or $750,000. The agreements with Messrs. Rodin and Chin provide for a one time payment equal to the product of 36 times for Mr. Rodin and 24 times for Mr. Chin the highest monthly base salary paid or payable during the 12 month period immediately preceding the month of termination. In addition, Messrs. Rodin and Chin would receive a one-time cash payment equal to the product of three times for Mr. Rodin and two times for Mr. Chin the average annual bonus for the last three and two full fiscal years, respectively, before the change in control date. Mr. Bentley's agreement provides for a one-time cash payment equal to the product of 2 times the greater of base salary, bonuses and other compensation for the last full calendar year before Mr. Bentley's termination or $500,000. The agreement with Mr. Bentley also provides for him to elect retirement from the Company at age 59 and become a consultant to the Company at a monthly amount equal to one-twenty fourth of the payment that would have been paid under a change in control, as described above, up to a twenty four month period. This consulting arrangement with Mr. Bentley would terminate in the event of Mr. Bentley's death or disability. Following such terminations under these agreements, the officers and their families will be entitled to all benefits that are generally applicable to an executive of the Company up to three years for Messrs. Marshall and Rodin and two years for Messrs. Bentley and Chin. Pursuant to each of the agreements, upon a change in control, the Company shall cause the vesting of any stock options held to be accelerated to the change in control date and in the case of Mr. Bentley's agreement, the Company shall cause the vesting of any stock options to be accelerated upon his retirement date. The total payments payable under these agreements could be reduced in the event that all or a portion of such payments would be subject to the parachute provisions of
Section 280G (limiting deductibility) and Section 4999 (providing for an excise tax on the recipient) of the Internal Revenue Code. Such reduction is designed to produce the maximum after-tax benefit to the recipient of the payments. A "change of control" of the Company is generally defined as (i) any approval by the shareholders of any consolidation, merger, reorganization or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), other than a Business Combination in which the holders of the Company's common stock immediately prior to the Business Combination have at least seventy percent (70%) ownership of the voting capital stock of the surviving corporation immediately after the Business Combination, no person beneficially owns 30 percent or more of the Company's outstanding common stock and at least a majority of the Board of Directors remains in place, (ii) shareholder approval of any plan for the liquidation or dissolution of the Company, (iii) any person becoming the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock or voting securities and the conditions of clause (iv) below are satisfied within six months thereafter, or (iv) individuals who, as of the date of the agreement, constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors who were on the Board as of the date of the agreement. Under the terms of the agreements, an officer may be terminated without liability to the Company due to disability or for "cause", defined generally as (i) the willful and continued failure to perform his or her duties, or (ii) the willful engagement in misconduct which is materially injurious to the Company.

  The agreements will automatically be extended for one additional year at their expiration dates unless terminated earlier due to termination of the officer, death or disability of the officer or both parties agree to terminate the Agreements with six months' written notice prior to the expiration dates.

  The Company's Articles of Incorporation limit the liability of the Company's directors, officers, and other agents to the extent permitted under California law. On October 22, 1996, the Company entered into indemnification agreements with each of its directors and officers: Gordon S. Marshall, Robert Rodin, Richard D. Bentley, Henry W. Chin, Richard C. Colyear, Jean Fribourg, Lathrop Hoffman, Jose Menendez, Raymond G. Rinehart and Howard C. White (each an "Indemnitee"). Pursuant to the indemnification agreements, the Company has agreed to indemnify each Indemnitee to the fullest extent permitted by law against expenses (including attorneys' fees), judgements, fines and/or amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with actions, suits or proceedings involving the Indemnitee and relating to the Indemnitee's service to the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In addition to the distribution of component parts, the Company provides a variety of value-added services to its customers. Through the use of third party contractors, the Company provides cable assembling and manufacturing capabilities. One of the third party contract manufacturing arrangements is with Amistar, a company of which Mr. Marshall is a director and a substantial shareholder. Under this arrangement, Marshall accepts orders from its customers and provides the necessary components, which Amistar then "mounts" on circuit boards. Marshall pays Amistar for its services and invoices the customers for the completed product. The Company believes that the amounts paid to Amistar are not in excess of the amounts that would be charged by unaffiliated manufacturers for the same services. During the fiscal years ended May 31, 1996, 1997 and 1998 the Company paid Amistar approximately $655,000, $941,000 and $1,393,000, respectively, under this arrangement.

  Mr. Rodin is currently writing a biography of the Company. All of the expenses, including $129,000 paid to an independent writer, associated with the project will be borne by the Company. Any royalties related to future book sales will accrue to the Company, and the authorship rights to the book will be retained by Mr. Rodin. The Company has received $60,000 to date as advances from the publisher.

  In 1997 the Company's Board of Directors approved the sale of the Company's condominium to Mr. Bentley for $165,000. The sales price was based on an independent appraisal of the condominium. The Company does not own any other such properties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors has furnished the following report on employee compensation. Such report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The Compensation Committee consists entirely of independent outside directors and has responsibility for administering the Company's stock option plans and setting the senior executives' annual salaries.

  The Company's executive compensation programs are intended to enable it to attract and retain talented executives and to reward them appropriately. The Compensation Committee attempts to determine the appropriate total levels of compensation, as well as the appropriate mix of basic salary, short-term incentives and long-term incentives.

  All of the Company's executive officers, as well as all of its full-time employees, participate in the Company's profit sharing plan. The plan is based on pre-tax profits of the Company. The Company's officers can earn up to 80% of their base salaries as profit sharing compensation.

  In making its salary, bonus and stock option decisions, the Compensation Committee considers a number of factors. The Compensation Committee also considers the tax deductibility of compensation to the Company in making compensation decisions, however, such deductibility is only one factor. However, its ultimate determination is a subjective one and is based on the total mix of information. The Compensation Committee reviews the compensation practices of four of the Company's competitors as reported in their public filings. Those competitors are Arrow Electronics, Inc., Avnet, Inc., Bell Industries, and Pioneer-Standard Electronics, Inc. These companies are included in the peer group comparisons elsewhere in this Proxy Statement. The Compensation Committee also compares the Company's short and long-term results with the performance of those same competitors, the industry in general and various other related data, to ensure a pay-for-performance linkage. The primary performance measures examined are earnings results, total shareholder return and the strength of the Company's strategic position. By these measures, the Compensation Committee believes that the Company achieves above average to superior results.

  The Compensation Committee meets without the CEO to evaluate his performance, and with the CEO to evaluate the performance of other executive officers. During the fiscal year, the Compensation Committee awarded Messrs. Rodin and Chin discretionary bonuses of $100,000 and $50,000, respectively. Mr. Rodin was also awarded an additional $100,000 bonus to be paid upon the achievement of certain cost synergies associated with the acquisition of Sterling Electronics. In addition, a $175,000 salary increase for Mr. Rodin was approved during the October 21, 1997 Compensation Committee meeting. The Committee believes that the total compensation of its executives is competitive and appropriately rewards their achievements.

                                          Howard C. White, Chairman
                                          Richard C. Colyear
                                          Lathrop Hoffman
                                          Raymond G. Rinehart

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG
            MARSHALL INDUSTRIES, S&P 500 INDEX AND PEER GROUP INDEX

  The following graph compares cumulative total shareholder return on the Company's Common Stock for the periods indicated with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and a group consisting of the Company's peer corporations. The corporations making up the peer companies group are the 34 electronic component distributor companies included in SIC Code 5065--Electronic Parts & Equipment, N.E.C. The information for the graph was provided by Media General Financial Services. This graph assumes that $100 was invested on June 1, 1993 in the Company and each of the two indices, and that dividends were reinvested. It should be noted that the Company has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
             MARSHALL INDUSTRIES, S&P 500 INDEX AND SIC CODE INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           MARSHALL       S&P
(Fiscal Year Covered)        INDUSTRIES     500 INDEX    Peer Group
-------------------          ----------     ---------     ----------
Measurement Pt- 5/31/1993    $100.00        $100.00      $100.00
FYE   5/31/1994              $117.37        $104.26      $ 97.35
FYE   5/31/1995              $129.34        $125.31      $120.30
FYE   5/31/1996              $150.30        $160.95      $152.54
FYE   5/31/1997              $174.25        $208.29      $170.11
FYE   5/31/1998              $148.20        $272.20      $159.36

                     ASSUMES $100 INVESTED ON JUNE 1, 1993
                          ASSUMES DIVIDEND REINVESTED
                         FISCAL YEAR ENDED MAY 31, 1998

  The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The performance graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such acts.

                  PROPOSAL--SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending May 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  Copies of resolutions proposed by shareholders to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its corporate headquarters, 9320 Telstar Avenue, El Monte, California 91731-2895 on or before May 1, 1999 to have such resolutions included in the proxy statement and form of proxy for such Annual Meeting.

                                 OTHER MATTERS

  The management does not know of any other matters to be acted upon at the Annual Meeting. If any other matters should properly come before the Annual Meeting, or an adjournment thereof, the proxies will be voted with respect thereto in accordance with the discretion of the proxyholders.

                                          GORDON S. MARSHALL
                                          Chairman

                                   FORM 10-K

  The Company's Annual Report to Shareholders for the fiscal year ended May 31, 1998 includes a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, filed with the Securities and Exchange Commission.

                         MARSHALL INDUSTRIES/PROXY 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  I hereby appoint Gordon S. Marshall and Henry W. Chin, and each of them or either of them with full power to act without the other and with full power of substitution, my true and lawful attorneys and proxies, to vote all the shares of stock of Marshall Industries held of record by me on August 24, 1998 and to act for me and in my name, place and stead at the Annual Meeting of Shareholders to be held on Tuesday, October 20, 1998 or any adjournment thereof, for the purpose of considering and voting upon the following:

 1. ELECTION OF DIRECTORS.

   [_] For ALL Nominees listed below

   [_] Withhold authority to vote ALL Nominees listed below

   (Instruction: To withhold authority to vote for any individual Nominee, strike a line through the Nominee's name in the list below.)

     Gordon S. Marshall   Richard D. Bentley    Jean Fribourg     Jose Menendez        Howard C. White
     Robert Rodin         Richard C. Colyear    Lathrop Hoffman   Raymond G. Rinehart

 2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 1999

                  [_] FOR       [_] AGAINST       [_] ABSTAIN

 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and to vote the proxies cumulatively in their discretion if cumulative voting is in effect at the meeting.

                    (Please sign and date the reverse side)



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                          Please sign exactly as name appears below. This Proxy should be dated, signed by the shareholder as name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

                          -----------------------------------------------------
                                                Signature

                          -----------------------------------------------------
                                          Signature if held jointly

                          DATED: ________________________________________, 1998